EXHIBIT 11
                     THE LORI CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      AND EQUIVALENT SHARE OF COMMON STOCK

                    (In thousands except per share amounts)





                                                                   Six Months Ended June 30,
                                                                     1995             1994
                                                                   --------         --------
Line

AVERAGE SHARES OUTSTANDING

    1   Weighted average number of shares of common stock
          outstanding during the period                                3,257            3,163

    2   Net additional shares assuming stock options and warrants
         exercised and proceeds used to purchase treasury shares
                                                                    --------         --------
    3   Weighted average number of shares and equivalent shares
         of common stock outstanding during the period                 3,257            3,163
                                                                    ========         ========

 EARNINGS (LOSS)

    4   Loss before extraordinary credit                            ($15,122)         ($2,747)
                                                                    --------         --------
    5   Amount for per share computation                            ($15,122)         ($2,747)
                                                                    ========         ========

    6   Net loss                                                     ($8,465)         ($2,747)
                                                                    --------         --------
    7   Amount for per share computation                             ($8,465)         ($2,747)
                                                                    ========         ========


 PER SHARE AMOUNTS

       Loss before extraordinary credit
         (line  5 / line 3)                                           ($4.64)          ($0.87)
                                                                      ======           ======

       Net loss
         (line 7 / line 3)                                            ($2.60)          ($0.87)
                                                                      ======           ======

       Earnings (loss) per share is computed by dividing net earnings (loss), less preferred stock dividends, by the weighted average number of shares of common stock and common stock equivalents (stock options and warrants), unless anti-dilutive, outstanding during the period. Fully diluted earnings (loss) per share is not presented since the result is equivalent to primary earnings (loss) per share.